SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549


                                  FORM 8-K


                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of Earliest Event Reported): April 29, 2002


                          ANTHRACITE CAPITAL, INC.
             (Exact name of Registrant as Specified in Charter)


       Maryland                       001-13937                13-397-8906
-----------------------------  -----------------------    --------------------
(State or Other Jurisdiction     (Commission              (IRS Employer
of Incorporation)                File Number)             Identification No.)


        40 East 52nd Street                                    10022
--------------------------------------------            ---------------------
(Address of Principal Executive Offices)                       (Zip Code)


     Registrant's telephone number, including area code: (212) 409-3333


                                    N/A
-----------------------------------------------------------------------------
       (Former Name or Former Address, if Changed Since Last Report)



ITEM 5.  OTHER EVENTS

         Anthracite Capital, Inc. (the "Company") is proposing to sell approximately $520 million (face amount) of its assets which will include certain commercial mortgaged-backed securities and unsecured real estate investment trust obligations to Anthracite CDO I Ltd. (the "Issuer"), a newly formed company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of the Company. The Issuer intends to sell notes secured by these assets. The Company expects to receive approximately $420 million (net of expenses) in cash from this transaction and to retain the entire residual equity interest in the assets being sold by acquiring preferred shares in the Issuer. The closing of this transaction is expected to occur on or about May 29, 2002.

         The offering will be made on a Rule 144A basis to qualified institutional buyers, to non-U..S. persons outside the United States in compliance with Regulation S under the Securities Act of 1933, as amended (the "Securities Act") and otherwise pursuant to exemptions under the Securities Act.

         This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the notes or the preferred shares, nor shall there be any sale of these notes or the preferred shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer, if any at all, will be made only by means of an offering memorandum.

         Neither the notes nor the preferred shares will be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an available exemption from registration requirements.



                                 SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           ANTHRACITE CAPITAL, INC.


                                           By:   /s/ Robert Friedberg
                                                 -------------------------
                                                 Name:   Robert Friedberg
                                                 Title:  Secretary

Dated:  April 29, 2002